Exhibit 23.2

NSAII NETHERLAND SEWELL & ASSOCIATES, INC.

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in (i) the Registration Statements on Form S-8 (Registration Nos. 333-7070, 333-62708, 333-73878, 333-112670, 333-105015 and 333-111448); (ii) the Post Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-70268); and (iii) the Registration Statement on Form S-3 (Registration No. 333-127168); each of GlobalSantaFe Corporation (the “Company”), of our report dated February 25, 2005, relating to the oil and gas reserves and revenues of certain interests of Challenger Minerals, Inc., a subsidiary of the Company, as of December 31, 2004, included as Exhibit 99.1 of the Company’s Annual Report on Form 10-K for 2006, and of the data extracted from such report appearing in the Supplemental Oil and Gas Disclosure (unaudited) in such Annual Report on Form 10-K. We hereby consent to all references to such report and/or this firm in the Company’s Annual Report on Form 10-K for 2006 and in each Registration Statement referenced above. We further consent to our being named as an expert in those Registration Statements and in each Prospectus to which any such Registration Statement relates.

Netherland, Sewell & Associates, Inc.

By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas

February 27, 2007